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                                                     Exhibit (10) (b)

AMENDMENT TO 1992 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

       The first sentence of Section 4(a) and Sections 5 and 10 in their entirety shall be amended, to read as follows:

            "4.  Shares Subject to the Plan.

                 (a) Total Number. Subject to adjustment as provided in this Section, the total number of shares as to which Options may be granted under the Plan shall be 200,000 Shares.

                                     * * * *

             5.  Grant of Options.

                 On the first working day following the Annual Meeting of Shareholders, from 1997 through 2001, inclusive, each person who is an Eligible Director on such date shall be granted an Option to acquire 1,500 Shares.

                                      * * * *

            10.  Effective Date and Termination.

                 The Plan became effective on May 7, 1992 and was to terminate immediately following the grant of Options in 1996. Pursuant to resolutions adopted by the Board on March 9, 1996, and subject to approval by the Company's shareholders at the 1996 Annual Meeting of Shareholders, the Plan shall be extended so as to terminate immediately following the grant of Options called for by Section 5 above in 2001. With respect to outstanding Options, the Plan shall terminate on the date on which all outstanding Options have expired or terminated."